Exhibit (d)(1)(xix)

FORM OF

AMENDMENT NO. 3

TO THE

INVESTMENT MANAGEMENT AGREEMENT

Amendment No. 3 to the Investment Management Agreement, dated as of [              ] 2006, between EQ Advisors Trust, a Delaware statutory trust (“Trust”) and AXA Equitable Life Insurance Company, a New York stock life insurance company (“AXA Equitable” or “Manager”) (“Amendment No. 3”).

The Trust and AXA Equitable agree to modify and amend the Investment Management Agreement dated as of April 1, 2004, as amended (“Agreement”) as follows:

1.	Appendix B. Appendix B to the Agreement, which sets forth the fees payable to AXA Equitable with respect to each Portfolio, is hereby replaced in its entirety by Appendix B, attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in fully force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first above set forth.

EQ ADVISORS TRUST	AXA EQUITABLE LIFE INSURANCE COMPANY

Kenneth T. Kozlowski	Steven M. Joenk
Chief Financial Officer	Senior Vice President

APPENDIX B

The Trust shall pay the Manager, at the end of each calendar month, compensation computed daily at an annual rate equal to the following:

(as a percentage of average daily net assets)

Fixed Income Portfolios	First $750 Million	Next $750 Million	Next $1 Billion	Next $2.5 Billion	Thereafter
EQ/Caywood Scholl High Yield Bond Portfolio	0.600%	0.575%	0.550%	0.530%	0.520%
EQ/PIMCO Real Return Portfolio	0.550%	0.525%	0.500%	0.480%	0.470%
EQ/Short Duration Bond Portfolio	0.450%	0.425%	0.400%	0.380%	0.370%

(as a percentage of average daily net assets)

Fixed Income Portfolios	First $400 Million	Next $400 Million	Thereafter
EQ/Government Securities Portfolio	0.500%	0.350%	0.300%
EQ/[Bond Index] Portfolio	0.350%	0.350%	0.350%
EQ/Long Term Bond Portfolio	0.500%	0.350%	0.300%

(as a percentage of average daily net assets)

Equity Portfolios	First $1 Billion	Next $1 Billion	Next $3 Billion	Next $5 Billion	Thereafter
EQ/Bear Stearns Small Company Growth Portfolio	1.000%	0.950%	0.925%	0.900%	0.875%
EQ/Boston Advisors Equity Income Portfolio	0.750%	0.700%	0.675%	0.650%	0.625%
EQ/GAMCO Mergers and Acquisitions Portfolio	0.900%	0.850%	0.825%	0.800%	0.775%
EQ/International Growth Portfolio	0.850%	0.800%	0.775%	0.750%	0.725%
EQ/Montag & Caldwell Growth Portfolio	0.750%	0.700%	0.675%	0.650%	0.625%
EQ/UBS Growth & Income Portfolio	0.750%	0.700%	0.675%	0.650%	0.625%

(as a percentage of average daily net assets)

Equity Portfolios	First $400 Million	Next $400 Million	Thereafter
EQ/GAMCO Small Company Value Portfolio	0.800%	0.750%	0.700%
EQ/TCW Equity Portfolio	0.800%	0.750%	0.700%

(as a percentage of average daily net assets)

EQ/Enterprise Moderate Allocation Portfolio	0.100%